Exhibit (a)(5)(ii)

15 November 2012

Dear Colleagues,

I wanted to tell you that we have just announced publicly an offer to buy a vitamins, mineral and supplements company called Schiff Nutrition International Inc in the USA.

The vitamins, mineral and supplements (VMS) category is the largest consumer health care market in the world, valued at about $30 billion in sales and is growing rapidly, especially in the USA, Japan and China.  VMS is an ideal fit for our strategic focus in global health and hygiene, and if we are successful in this acquisition we will gain a significant entryway into this market and immediate scale in VMS in the USA.

Schiff’s vitamin, minerals and supplements (VMS) product portfolio includes a number of market leading brands in the specialist product category in the USA, including MegaRed®, number 1 in the healthy heart segment,  Move Free® the number 2 in joint care, Airborne® the number 2 in immune support, and Schiff Vitamins®.

The VMS category would instantly become the largest sector in which we operate and the EC and I are confident that its drivers, notably changing demographics with aging populations and an increased awareness of the health and wellness benefits of VMS products, mean that it will be a growth category in both developed and emerging markets.  It has the opportunity to provide significant long-term growth potential.

The dynamics of the category also play very well to our consumer marketing, innovation and go to market capabilities.  I firmly believe that our entrepreneurial and consumer-focused mindset, infrastructure, speed and scale, combined with Schiff’s leading brand portfolio, will generate sustained value.

This is at offer stage only and so it is not an agreed deal yet.  We are hopeful that Schiff will agree our offer.  We will remain disciplined on price based on our financial metrics.

I will update you on our progress on this excellent opportunity for RB.

Regards,

Rakesh

Rakesh Kapoor

CEO

Below are the required legal statements on this communication

Forward-Looking Statements

Statements herein regarding the proposed transaction between Reckitt Benckiser and Schiff, future financial and operating results and any other statements about future expectations constitute “forward looking statements.”  These forward looking statements may be identified by words such as “believe,” “expects,” “anticipates,” “projects,” “intends,” “should,” “estimates” or similar expressions.  Such statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements.  We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law.

Important Additional Information

This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.  The solicitation and offer to buy the common stock of Schiff will only be made pursuant to an offer to purchase and related materials that the acquirer intends to file with the Securities and Exchange Commission.  Stockholders should read these materials carefully when they become available because they will contain important information, including the terms and conditions of the offer.  Stockholders will be able to obtain the offer to purchase and related materials with respect to the tender offer free of charge at the SEC’s website at www.sec.gov or from MacKenzie Partners, Inc., Reckitt Benckiser’s Information Agent, at 800-322-2885 (toll-free) or at +1-212-929-5500 (call collect).